Exhibit 4.7


                    AMENDMENT TO LOAN AND SECURITY AGREEMENT


            This AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of this 30th day of September 1999, between Coast Business Credit(R), a division of Southern Pacific Bank ("Coast") and Research, Incorporated ("Borrower"), is made in reference to the following agreed upon facts:

            A. Borrower previously entered into a Loan and Security Agreement with Coast dated December 17, 1998 (as the same may be amended, supplemented or modified from time to time, the "Loan Agreement").

            B. As security for Borrower's obligations to Coast under the Loan Agreement, Borrower delivered to Coast a Mortgage and Security Agreement and Fixture Filing dated as of January 20, 1999 (the "Mortgage") with respect to certain improved real property with an address of 6425 Flying Cloud Drive, Eden Praire, Minnesota 55344 situated in Hennepin County (the "Property").

            C. Borrower and Continental Property Group, Inc., a Minnesota corporation ("Buyer") are parties to that certain Purchase Agreement (the "Purchase Agreement") dated as of June 25, 1999 wherein Borrower agrees to sell to Buyer and Buyer agrees to purchase from Borrower the Property. The Purchase Agreement contemplated a closing date no later than August 24, 1999 however this date was subsequently extended to September 24, 1999 so that Buyer could receive a response from the Minnesota Pollution Control Agency ("MPCA") with regard to test results submitted to the MPCA following the removal of an underground storage tank located at the Property.

            D. The parties have agreed to postpone the due date of the Real Estate Supplemental Loans from August 31, 1999 to September 30, 1999.

            NOW THEREFORE, in consideration of the foregoing recitals and the terms and conditions hereof, the parties do hereby agree as follows, effective as of the date set forth above:

            1. Definitions. Terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

            2. Recitals. Recitals A through D are incorporated herein as though set forth in full.

            3. Real Estate Supplemental Loans. The Section of the Schedule entitled "SECTION 2. CREDIT FACILITIES," is hereby amended by deleting subsection (g)(2) in its entirety and substituting the following in lieu thereof:

                   "All outstanding principal and interest on the Real Estate Supplemental Loans shall be due and payable on the earlier to occur of the following: (x) the date of the Real Estate Closing and (y) September 30, 1999."

            4. Modification Fee. In consideration of this Amendment and in addition to all other fees and charges, Borrower shall pay to Coast a modification fee of One Thousand Dollars ($1,000), which fee is fully earned as of the date hereof and shall be payable on the earlier to occur of the following: (a) the sale of the Property and (b) August 31, 1999.

            5. Reaffirmation. Except as modified by the terms herein, the Loan Agreement and the other Loan Documents remain in full force and effect. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Loan Agreement or documents related thereto, the terms and provisions of this Amendment shall govern.

            6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signatures.

            7. Governing Law. This Amendment shall be governed by and construed according to the laws of the State of California.

            8. Attorneys' Fees; Costs; Jury Trial Waiver. Borrower agrees to pay, on demand, all attorneys' fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled. Each of Coast and Borrower hereby waives its right to trial by jury in any such action or proceeding.


                                       RESEARCH, INCORPORATED

                                       By: /s/ Richard L. Grose
                                           --------------------
                                       Title: Treasurer


                                       COAST BUSINESS CREDIT, a division of
                                       Southern Pacific Bank

                                       By: /s/ Roger Schnurr
                                           -----------------
                                       Title: Vice President

            The undersigned Guarantor hereby acknowledges and consents to the foregoing Amendment and confirms and agrees that the Guarantee executed by it in favor of Coast shall remain in full force and effect in accordance with its terms.


            Signed and delivered as of this 30th day of September, 1999.

RESEARCH INCORPORATION LIMITED

acting by:



  /s/ Richard Grose                           /s/ Claude C. Johnson
--------------------------------              --------------------------------
Richard Grose, Director                       Claude Johnson, Secretary